PRESS RELEASE
JetBlue Adds 30 Airbus A220s to Order Book, Further Enhancing the Financial and Operational Performance of Its Next Generation Fleet

JetBlue Converts 30 Aircraft Options to Firm Order, Accelerating E190 Retirement

NEW YORK (February 15, 2022) – JetBlue (NASDAQ: JBLU) today announced an agreement to exercise its option to add 30 additional Airbus A220-300 aircraft to its order book, bringing the total number of A220s in the airline’s fleet and on order to 100. The aircraft’s strong economics and operational performance are a key to JetBlue’s long-term cost performance, while also enabling more sustainable flying, greater flexibility to support JetBlue’s network strategy, and the introduction of its all-new onboard experience to more customers.

“We’re already seeing benefits from the eight A220s we’ve added to the fleet, and we’re very happy to have more on the way,” said Robin Hayes, chief executive officer, JetBlue. “We’ve seen double-digit increases in customer satisfaction scores, and these fuel-efficient aircraft support our leadership in reducing carbon emissions. With 30 additional A220s on order, we’re in a position to accelerate our fleet modernization plans to deliver stronger cost performance and support our focus city network strategy.”

“It is very rewarding to see a happy customer coming back for more aircraft not even a year after entry into service of its first A220. We salute our friends at JetBlue on this landmark deal,” said Christian Scherer, Airbus Chief Commercial Officer and Head of Airbus International. “Over 700 A220 orders to date underscore the strong market appetite for this all-new single aisle aircraft.”

In 2018, JetBlue announced its initial order of 60 A220s and the option for 60 additional aircraft. JetBlue converted 10 of 60 options to firm orders in 2019, and the 30 A220s announced today will enable acceleration of the retirement of JetBlue’s Embraer E190 fleet.

Exceptional Fuel Efficiency & Economics
The A220 offers nearly 30 percent lower direct operating costs per seat compared to the fleet it is replacing, supporting the airline’s focus on keeping costs low. Additionally, the aircraft’s range and seating capacity will add flexibility to JetBlue’s network strategy as it targets growth in its focus cities, including options for transcontinental flying and opening the door to new markets and routes not feasible with the airline’s existing fleet.

The A220 is powered exclusively by Pratt & Whitney GTF engines, which deliver double-digit improvements in fuel and carbon emissions. Optimizing fuel burn is an important first step in JetBlue’s sustainability strategy, and prioritizing fuel-efficient aircraft and engines aligns with JetBlue’s approach to reducing emissions. Earlier this year, JetBlue became the first major U.S. airline to achieve carbon neutrality for all domestic flights, and later announced its plans to achieve net zero carbon emissions across all operations by 2040.

Considerable Comfort
The A220’s spacious and comfortable cabin makes it the perfect fit for JetBlue, which has consistently led U.S. airlines in onboard experience.

The airline’s A220s are outfitted with 140 Collins Meridian seats, customized around customer feedback and featuring a number of design elements with comfort and convenience in mind.

PRESS RELEASE
Seating is arranged in a two-by-three configuration offering multiple seating options for all party sizes and includes USB-C, USB-A and AC power at every seat. JetBlue – which offers the most legroom in coacha – maximizes the A220’s ultra-modern design to create an elevated customer experience throughout the interior.

Keeping customers connected and entertained is also on display aboard JetBlue’s A220 with Thales AVANT and ViaSat-2 connectivity. With this system, JetBlue offers every customer high-definition screens at every seat and personalized entertainment choices. Additionally, JetBlue is the only U.S. carrier with free high-speed Fly-Fi® on every plane, providing customers with the ability to connect an unlimited number of devices to stream, surf, or chat during the entire flight, from gate to gate. Fly-Fi® connectivity is available in nearly every region that JetBlue fliesb.

Every aspect of the aircraft has been meticulously customized to create the perfect environment to deliver JetBlue’s award-winning service. Customer comfort is enhanced with bigger windows for better views and a more spacious feel, reconfigured overhead bins for additional carry-on bag capacity and custom LED mood lighting designed to provide a more soothing inflight experience with lighting scenarios that change with time of day or phase of flight.

Future of the Fleet
JetBlue’s first A220 aircraft arrived in December 2020 and the airline is on track to take delivery of its ninth A220 this month. Nine more are scheduled for delivery in 2022, followed by another 21 in 2023. Ultimately, these A220s will replace the airline’s E190s, with the last E190 exiting in 2026.

JetBlue’s initial order for 60 A220 aircraft was announced in July 2018.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue carries customers across the U.S., Caribbean and Latin America, and between New York and London. For more information, visit jetblue.com.

JetBlue Corporate Communications
Tel: +1.718.709.3089
corpcomm@jetblue.com

(a)	JetBlue offers the most legroom in coach based on average fleet-wide seat pitch for U.S. airlines.

(b)
Fly-Fi and live television are available on all JetBlue-operated flights. On ViaSat-2 equipped aircraft, Fly-Fi will not be available on portions of some routes, and live television will not be available while operating outside of the contiguous U.S., or until the aircraft returns to the coverage area. On all other aircraft, Fly-Fi and live television will not be available while operating outside of the contiguous U.S., or until the aircraft returns to the coverage area.

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